Exhibit 99.1

Furniture Brands International, Inc.

1 North Brentwood Blvd.

St. Louis, Missouri 63105

For Further Information Call

Steven G. Rolls

Furniture Brands

Chief Financial Officer

314-889-3520

or

Farah Soi

ICR

203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

St. Louis, Missouri, November 2, 2011 — Furniture Brands International (NYSE: FBN) today announced financial results for the third quarter ended September 30, 2011.

•	Sales declined 5.1% to $258 million as compared to $272 million reported in the third quarter of 2010

•	Cost reduction actions implemented with anticipated future annualized cost savings in excess of $30 million and associated charges of $7.5 million

•	Total liquidity of $60.5 million at quarter end, comprised of an ending cash balance of $21.2 million and bank facility additional borrowing availability of $39.3 million

Mr. Ralph Scozzafava, Chairman and CEO stated, “We operate in a discretionary category and the macro headwinds have had an impact on our operating environment, affecting the buying behavior of our target customers. Our focus has been, and continues to be, on controlling our controllables. We cannot, and will not, simply wait for an economic recovery. We have to be proactive in further strengthening our competitive position and improving our cost structure.”

Mr. Scozzafava continued, “Our decisions to increase our competitiveness with initiatives like compelling new product introductions at the recent High Point Market and strategic investments in our infrastructure, including the ongoing implementation of SAP and the addition of our low-cost plants in Indonesia and Mexico, will better position us for the future. While these decisions are straightforward and relatively easy to make, cost reduction decisions are extremely difficult, but necessary to support our company’s investment in important capabilities and improve our overall cost structure. The cost improvement actions we are executing will result in ongoing annualized cost savings in excess of $30 million and will better position our Company for the future.”

Net sales of $258 million for the third quarter of 2011 decreased 5.1% versus net sales of $272 million in the third quarter of 2010. Third quarter 2011 retail sales at the 67 company-owned stores and showrooms totaled $35.9 million, down 2.6% compared with third-quarter 2010 sales at 70 company-owned stores and showrooms. Third-quarter 2011 same-store sales at the 45 Thomasville stores that the company has owned and operated for more than 15 months showed an increase of 5% compared to the third quarter of 2010 when same store sales increased 22%. This represents the seventh consecutive quarter of Thomasville same store sales growth.

Furniture Brands’ gross margin for the third quarter of 2011 was 22.3% including a $2.8 million charge associated with the cost reduction initiatives, compared with 24.8% in the third quarter of 2010. Excluding the $2.8 million charge, the decline in gross margin in the third quarter of 2011 as compared to the third quarter of 2010 was largely driven by a timing difference between raw material cost increases and the initiatives put in place to mitigate their impact.

Selling, general and administrative expenses (SG&A) for the third quarter of 2011 totaled $75 million as compared to $70.7 million in the third quarter of 2010. SG&A in the third quarter of 2011 includes a $4.7 million charge associated with the cost reduction actions.

The Company had a pretax loss of $27.3 million in the third quarter of 2011 as compared to a pretax loss of $4.5 million in the third quarter of 2010. The third quarter 2011 pre-tax loss includes the charges described above totaling $7.5 million, as well as a $9 million intangible impairment charge.

For the third quarter of 2011, Furniture Brands had a net loss of $24.5 million, or $0.45 per share compared to a net loss of $2.1 million, or $0.04 per share in the third quarter of 2010. The third quarter 2011 operating loss includes $16.5 million ($13.4 million after-tax, or $0.24 per share) in charges for cost reduction actions and intangible impairments.

The Company ended the quarter with $21.2 million in cash and $39.3 million in bank facility borrowing availability for total liquidity of $60.5 million. Shortly after the quarter ended we completed the sale of our Morganton facility resulting in proceeds of $5.9 million. Our final 2011 pension contribution of $2.5 million was also made in cash after the quarter ended.

“2011 has been an investment year as our cost reduction actions have been accompanied by investment initiatives that strengthen our Company and help drive profitable sales,” Mr. Scozzafava added. “As we look to 2012, we expect to have positive free cash flow, largely driven by improved operating performance and a return of capital expenditures to more normalized levels, as much of our investment spend is behind us. The entire Furniture Brands organization is focused on driving sales by developing compelling product at an attractive value, consistently improving our cost structure and efficiencies, prudently allocating capital and most importantly, progressing towards profitability,” Mr. Scozzafava concluded.

Upcoming Investor Event

A conference call will be held to discuss third quarter results at 7:30 a.m. (Central Time) on November 3, 2011. Those wishing to participate should call 866-788-0538 (domestic calls) or 857-350-1676 (international calls) and reference passcode 77269029. The call can also be accessed in the Upcoming Investor Events section of the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay from 10:30 a.m. (Central Time) on November 3, 2011 through 5:00 p.m. (Central Time) on November 10, 2011. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 51444738.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, wholesalers, and retailers of home furnishings. We market through a wide range of retail channels, from mass merchant stores to single-branded and independent dealers to specialized interior designers. We serve our customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Hickory Chair, Pearson, Laneventure, Maitland-Smith, and Creative Interiors.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, “ “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Net sales	$258,047	$271,987	$852,128	$883,841
Cost of sales	200,506	204,592	643,623	657,606

Gross profit	57,541	67,395	208,505	226,235
Selling, general & administrative expenses	74,995	70,721	233,849	225,751
Impairment of trade names	9,000	—	9,000	—

Operating earnings (loss)	(26,454)	(3,326)	(34,344)	484
Interest expense	862	789	2,581	2,367
Other income (expense), net	23	(395)	918	346

Loss before income tax benefit	(27,293)	(4,510)	(36,007)	(1,537)
Income tax benefit	(2,747)	(2,416)	(1,754)	(7,188)

Net earnings (loss)	$(24,546)	$(2,094)	$(34,253)	$5,651

Net earnings (loss) per common share:
Basic and diluted	$(0.45)	$(0.04)	$(0.62)	$0.11

Weighted average common shares outstanding:
Basic	54,990	51,927	54,909	49,871
Diluted	54,990	51,927	54,909	49,887

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$21,191	$51,964
Receivables, less allowances of $8,628 ($18,076 at December 31, 2010)	109,616	114,535
Inventories	248,879	249,691
Prepaid expenses and other current assets	10,603	11,242

Total current assets	390,289	427,432

Property, plant and equipment, net	117,529	124,866
Trade names	77,508	86,508
Other assets	54,315	37,607

	$639,641	$676,413

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$84,034	$79,846
Accrued expenses	60,670	61,223

Total current liabilities	144,704	141,069

Long-term debt	77,000	77,000
Deferred income taxes	18,976	23,114
Pension liability	100,882	104,736
Other long-term liabilities	67,554	70,927

Shareholders’ equity	230,525	259,567

	$639,641	$676,413

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,	September 30,
	2011	2010
Cash flows from operating activities:
Net earnings (loss)	$(34,253)	$5,651
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	16,726	17,540
Compensation expense related to stock option grants and restricted stock awards	1,832	1,816
Impairment of trade names	9,000	—
Other, net	(782)	(591)
Changes in operating assets and liabilities:
Accounts receivable	4,437	7,206
Income taxes receivable	482	51,993
Inventories	812	(50,392)
Prepaid expenses and other assets	754	(2,006)
Accounts payable and other accrued expenses	2,361	(3,040)
Deferred income taxes	(2,863)	(3,018)
Other long-term liabilities	(5,994)	(6,922)

Net cash provided (used) by operating activities	(7,488)	18,237

Cash flows from investing activities:
Additions to property, plant, equipment and software	(24,049)	(16,190)
Proceeds from the disposal of assets	3,119	2,338

Net cash used in investing activities	(20,930)	(13,852)

Cash flows from financing activities:
Payments of long-term debt	—	(18,000)
Payments for debt issuance costs	(2,423)	—
Other	68	(68)

Net cash used in financing activities	(2,355)	(18,068)

Net decrease in cash and cash equivalents	(30,773)	(13,683)
Cash and cash equivalents at beginning of period	51,964	83,872

Cash and cash equivalents at end of period	$21,191	$70,189

Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$340	$(56,561)

Cash payments for interest expense	$2,223	$2,177

FURNITURE BRANDS INTERNATIONAL, INC.

SUPPLEMENTAL RETAIL INFORMATION

(dollars in thousands)

(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Net sales	$26,668	$26,965	$9,258	$9,937
Cost of sales	15,249	16,430	6,220	6,174

Gross profit	11,419	10,535	3,038	3,763
Selling, general & administrative expenses - open stores	15,275	15,284	4,336	5,278

Operating loss - open stores (c)	(3,856)	(4,749)	(1,298)	(1,515)

Selling, general & administrative expenses - closed stores	—	—	2,831	1,610

Operating loss (c)	$(3,856)	$(4,749)	$(4,129)	$(3,125)

Number of open stores and showrooms at end of period	49	51	18	19
Number of closed locations at end of period			26	26

Same-store-sales (d):
Percentage increase	5%	22%	(e)	(e)
Number of stores	45	42

	Nine Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Net sales	$82,520	$78,974	$28,821	$29,969
Cost of sales	48,383	45,872	18,624	18,532

Gross profit	34,137	33,102	10,197	11,437
Selling, general & administrative expenses - open stores	47,255	46,361	14,502	16,716

Operating loss - open stores (c)	(13,118)	(13,259)	(4,305)	(5,279)

Selling, general & administrative expenses - closed stores	—	—	5,096	3,530

Operating loss (c)	$(13,118)	$(13,259)	$(9,401)	$(8,809)

Same-store-sales (d):
Percentage increase	10%	21%	(e)	(e)
Number of stores	48	42

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.
b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”). SG&A - closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.
c)	Operating loss does not include our wholesale profit on the above retail net sales.
d)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.
e)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including seven Drexel Heritage stores, one Lane store, one Henredon store, one Broyhill store, and eight Designer Showrooms at September 30, 2011; and it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.